XFIT BRANDS, INC.

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PREFERRED STOCK PURCHASE AGREEMENT

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Dated as of February 1, 2018

XFIT BRANDS, INC.

PREFERRED STOCK PURCHASE AGREEMENT

February 1, 2018

PIMCO Funds: Private Account Portfolio Series: PIMCO High Yield Portfolio
c/o Pacific Investment Management Company LLC
650 Newport Center Drive
Newport Beach, California 92660

Ladies and Gentlemen:

XFIT BRANDS, INC., a Nevada corporation (“XFIT” or the “Company”), hereby agrees with PIMCO Funds: Private Account Portfolio Series: PIMCO High Yield Portfolio, a separate investment portfolio of PIMCO Funds, a Massachusetts business trust (the “Purchaser”), as follows:

Section 1.        Authorization of Preferred Shares. The Company has authorized the issue of 1,000 shares of its Series A Preferred Stock, par value $0.0001 per share (collectively, the “Preferred Shares”). Certain capitalized terms used in this Agreement are defined in Exhibit A; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended, supplemented or otherwise modified.

Section 2.        Issue of Preferred Shares.

The Preferred Shares will be dated the date of delivery thereof, and will have the terms and conditions provided in the Certificate of Designation attached as Exhibit B hereto.

Section 3.       Exchange of Existing Notes. Subject to the terms and conditions hereof and in reliance on the representations and warranties of the Company contained herein, the Purchaser agrees to exchange the entire aggregate principal amount and accrued interest and penalties thereon of the 9.00% Senior Subordinated Notes of the Company and the associated Common Stock Purchase Warrants of the Company for the Preferred Shares (the “Exchange Transactions”). Prior to delivery of the Preferred Shares, Purchaser agrees to deliver a certificate containing certain investment representations and warranties substantially in the form set out in Exhibit C to this Agreement (the “Purchaser Certificate”).

Section 4.       Closing. The Exchange Transactions, including delivery of the Preferred Shares, shall be made at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 at 10:00 A.M., New York time on the Closing Date, against payment therefor by delivery by the Purchaser of the certificates representing the Notes and the Warrants. The Preferred Shares so delivered shall be registered in the Purchaser’s name or otherwise as the Purchaser shall have advised XFIT in writing not less than one Business Day prior to the Closing Date.

Section 5.       Conditions to Effectiveness. The effectiveness of this Agreement, including the Purchaser’s obligation to purchase the Preferred Shares to be sold by the Company to the Purchaser on the Closing Date, is subject to the fulfillment to the Purchaser’s satisfaction, on or prior to the Closing Date, of the following conditions:

(a)       Representations and Warranties. The representations and warranties of the Company in this Agreement and the other Transaction Documents shall be true and correct on the Closing Date.

(b)       Performance; No Default. Each of the Company shall have performed and complied with all agreements and conditions contained in this Agreement and each other Transaction Document required to be performed or complied with by it on or prior to the Closing Date and, after giving effect to the Closing Date Transactions, no Default or Event of Default shall have occurred and be continuing. As of the Closing Date, no event or circumstance has occurred that may have a Material Adverse Effect.

(c)       Documents. The Purchaser shall have received duly executed copies of this Agreement, a certificate evidencing the Preferred Shares and each of the other Transaction Documents and original or copies of such other documents as the Purchaser may reasonably request.

(d)       Legal Opinion. The Purchaser shall have received an opinion of counsel to the Company in form and substance satisfactory to the Purchaser.

(e)       Officer’s Certificate. The Company shall have delivered to the Purchaser an officer’s certificate, dated as of the Closing Date, certifying that the conditions specified in Sections 5(a), 5(b), 5(g), 5(h) and 5(i) have been fulfilled.

(f)       Secretary’s Certificate. The Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying:

(i)       that attached thereto are true and complete copies of all resolutions and other consents adopted by the Company authorizing and approving the execution, delivery, filing and performance of this Agreement and the other Transaction Documents and the consummation of the Closing Date Transactions, and that all such resolutions and consents are in full force and effect as of the Closing Date and are all the resolutions and consents adopted in connection with the transactions contemplated hereby and thereby;

(ii)       that attached thereto are true and complete copies of the certificate of incorporation and by-laws of the Company and that such organizational documents are in full force and effect as of the Closing Date;

(iii)       the names and signatures of the officers of the Company authorized to sign this Agreement, the other Transaction Documents and the other documents to be delivered hereunder and thereunder; and

(iv)       that attached thereto are true and complete copies of good standing certificates (or their equivalent) for the Company and each Subsidiary from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which such Company or Subsidiary is organized and a foreign qualification certificate (or its equivalent) for such Company or Subsidiary from the secretary of state or similar Governmental Authority of each jurisdiction in which such Company or Subsidiary has qualified, or is required to qualify, to do business as a foreign corporation.

(g)       Changes in Structure. Neither the Company nor any Subsidiary or Subsidiary shall have changed its jurisdiction of formation or been a party to any merger or consolidation and Neither the Company nor any Subsidiary or Subsidiary shall have succeeded to all or any substantial part of the liabilities of any other entity, except as disclosed in the Schedules hereto.

(h)       No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement or any other Transaction Document illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder or thereunder to be rescinded following completion thereof.

(i)       Authorization and Consents. The Purchaser shall have received duly executed copies of all approvals, consents, filings and waivers necessary to complete the transactions contemplated herein and in the other Transaction Documents.

Section 6.       Representations and Warranties by the Company. The Company represents and warrants to the Purchaser as of the date hereof that:

(a)       Organization; Power and Authority. The Company and each Subsidiary is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the Laws of the state of its organization, and the Company and each Subsidiary has full company power and authority to (i) enter into this Agreement and the other Transaction Documents to which the Company is a party, to carry out its obligations hereunder and thereunder and to consummate the Closing Date Transactions and (ii) own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company and each Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction, as set forth in Schedule 6(a), in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where such failure could not reasonably be expected to have a Material Adverse Effect.

(b)       Authorization, etc. This Agreement and any other Transaction Document to which any of the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Exchange Transactions have been duly authorized by all necessary action on the part of the Company, and this Agreement and each other Transaction Document has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(c)       Compliance with Laws, Other Instruments, etc. The Company and the Subsidiaries have complied, and are now complying, in all material respects with all Laws applicable to them or their respective businesses, properties or assets, except where non-compliance would not have a Material Adverse Effect. The execution, delivery and performance by the Company of this Agreement and each other Transaction Document will not:

(i)       contravene, result in any breach of, or constitute a default under, or result in the creation of any Encumbrance in respect of any property of the Company or any Subsidiary under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, or its organizational documents or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of its properties may be bound or affected;

(ii)       conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or its property; or

(iii)       violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company and any Subsidiary or any Subsidiary.

All Permits required for the Company and the Subsidiaries to conduct their respective businesses have been obtained by them and are valid and in full force and effect. All fees and charges with respect to such Permits have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit applicable to the Company or any Subsidiary.

(d)       Preferred Shares. The Preferred Shares have been duly authorized and validly issued and are fully paid and non-assessable, have been issued (subject to the accuracy of Purchaser’s representations and warranties contained in the Purchaser Certificate) in compliance with all securities laws and are not subject to any pre-emptive or similar rights.

(e)       Governmental Authorizations, etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by the Company of this Agreement or any other Transaction Document.

(f)       Private Offering by the Company. None of the Company nor anyone acting on their behalf has offered the Preferred Shares or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchaser. None of the Company nor anyone acting on their behalf has taken, or will take, any action that would subject the issuance or sale of the Preferred Shares to the registration requirements of the Securities Act.

(g)       Litigation; Observance of Agreements, Statutes and Orders. Except as set forth on Schedule 6(b), there are no actions, suits or proceedings pending or, to the Knowledge of the Company or any Subsidiary, threatened against the Company or any Subsidiary or any outstanding Governmental Orders affecting any of the Company or any Subsidiary or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could if adversely determined, have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by, or sought from, any court or other Governmental Authority purporting or seeking to enjoin or restrain the execution, delivery or performance of this Agreement or any other Transaction Document or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

(h)       No Default. Except as set forth in Schedule 6(h), neither the Company nor any Subsidiary is (i) in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (ii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority, except in the case of clause (ii), where such failure could not reasonably be expected to have a Material Adverse Effect.

(i)       Financial Statements. The Company has provided internal (unaudited) financial statements for the fiscal year ended June 30, 2017 and 2016 (the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved and (ii) are based on the books and records of the Company and fairly present the financial condition of the Company and its consolidated subsidiaries as of years then ended and the results of operations of the Company and its consolidated subsidiaries for the periods indicated.

(j)       Undisclosed Liabilities. Except as set forth in the Financial Statements or on Schedule 6(j), Neither the Company nor any Subsidiary has any Liabilities.

(k)       Absence of Certain Changes, Events and Conditions. Except as set forth in the SEC Reports or Schedule 6(k), since December 31, 2013, there has not been, with respect to the Company or any Subsidiary, any of the following occurrences which continue to exist as of the date hereof:

(i)       event, occurrence or development that has had, or could have, individually or in the aggregate, a Material Adverse Effect;

(ii)       amendment of the charter, by-laws or other organizational documents of such company;

(iii)       split, combination or reclassification of any shares of its Equity Interests;

(iv)       issuance, sale or other disposition of any of its Equity Interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Equity Interests;

(v)       declaration or payment of any dividends or distributions on or in respect of any of its Equity Interests or redemption, purchase or acquisition of its Equity Interests;

(vi)       material change in any method of accounting or accounting practice of such company;

(vii)       incurrence, assumption or guarantee of any Indebtedness except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(viii)       transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Financial Statements or cancellation, discharge or payment of any material debts, liens or entitlements;

(ix)       transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Intellectual Property, other than licenses granted in the ordinary course of business and consistent with past practice to manufacturers to produce products bearing Company logos;

(x)       any capital investment in, or any loan to, any other Person;

(xi)       acceleration, termination, material modification or amendment to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which such Company is a party or by which it is bound;

(xii)       any material Capital Expenditures;

(xiii)       imposition of any Encumbrance upon any of such Company’s properties, capital stock or assets, tangible or intangible;

(xiv)       adoption, modification or termination of any: (A) material employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (B) Benefit Plan or (C) collective bargaining or other agreement with a Union, in each case whether written or oral;

(xv)       any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, members, directors, officers and employees;

(xvi)       entry into a new line of business or abandonment or discontinuance of existing lines of business;

(xvii)       adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xviii)       acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or

(xix)       any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

(l)       Taxes. Except as set forth of Schedule 6(l) the Company and each Subsidiary:

(i)       has timely filed all Tax Returns that it was required to file. All such Tax Returns were complete and correct in all respects. All Taxes due and owing by such company (whether or not shown on any Tax Return) have been timely paid;

(ii)       has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law;

(iii)       has not been given or requested any extensions or waivers of statutes of limitations with respect to any Taxes of such company;

(iv)       fully paid all deficiencies asserted, or assessments made, against such company as a result of any examinations by any taxing authority;

(v)       is not a party to any Action by any taxing authority, and there are no pending or threatened Actions by any taxing authority against such company;

(vi)       has delivered to the Purchaser copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, such company for all Tax periods ending after December 31, 2009;

(vii)       has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes; and

(viii)       has no Liability for Taxes of any Person (other than an affiliated company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m)       Anti-Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions where the Company conduct business, and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company and any Subsidiary, threatened.

(n)       Foreign Assets Control Regulations, etc. None of the Company nor, to the Knowledge of the Company, any officer, agent, employee or Affiliate of the Company and any Subsidiary is (i) currently subject to any U.S. sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”) or (ii) located, organized or resident in a country that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan, Russia, the Crimea region of Ukraine and Syria). The Company and their respective affiliates are not now knowingly engaged in any dealings or transactions with any individual or entity, or in any country or territory, that is the subject or target of Sanctions and will not use the proceeds of the additional New Preferred Shares or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person that is the subject or target of Sanctions.

(o)       Material Contracts. Schedule 6(o) lists each Material Contract for the Company each Subsidiary. Each Material Contract is valid and binding on such Company in accordance with its terms and is in full force and effect. None of the Company nor, to the Knowledge of the Company and any Subsidiary, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract for the Company and any Subsidiary. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Purchaser.

(p)       Title to Assets, Real Property. The Company and each Subsidiary, as applicable, has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the date thereof. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Financial Statements;

mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company; or

easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company.

(r)       Inventory. All inventory of the Company and each Subsidiary, whether or not reflected on the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the applicable company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the applicable company.

The accounts receivable reflected on the Financial Statements and the accounts receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by the applicable company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (ii) constitute only valid, undisputed claims of the applicable company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (iii) subject to a reserve for bad debts shown on the Financial Statements or, with respect to accounts receivable arising after the date thereof, on the accounting records of the applicable company, are collectible in full within 30 days after billing. The reserve for bad debts shown on the Financial Statements or, with respect to accounts receivable arising after the date thereof, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

(s)       Customers and Suppliers. The Company has not received any notice, and does not have any reason to believe, that any Material Customer or Material Supplier has ceased, or intends to cease on or after the date hereof, to use the Company’s or any Subsidiary’s goods or services, or supply goods or services to the Company or any Subsidiary, or to otherwise terminate or materially reduce its relationship with the Company or any Subsidiary.

(t)       Environmental Matters. The Company represents and warrants the following regarding environmental matters:

(i)       The Company and each Subsidiary is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (A) Environmental Notice or Environmental Claim; or (B) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the date this representation is made.

(ii)       The Company and each Subsidiary has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Schedule X) necessary for the ownership, lease, operation or use of the business or assets of such Company and all such Environmental Permits will be in full force and effect through the date this representation is made in accordance with Environmental Law, and Neither the Company nor any Subsidiary is aware of any condition, event or circumstance that might prevent or impede, after the date hereof, the ownership, lease, operation or use of the business or assets of the Company and any Subsidiary as currently carried out.

(iii)       No real property currently or formerly owned, operated or leased by the Company and any Subsidiary is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(iv)       There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company and any Subsidiary or any real property currently or formerly owned, operated or leased by the Company and any Subsidiary, and neither the Company nor any Subsidiary has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company and any Subsidiary (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company and any Subsidiary.

(v)       Neither the Company nor any Subsidiary has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(vi)       Neither the Company nor any Subsidiary is aware of, nor does the Company and any Subsidiary reasonably anticipate, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company and any Subsidiary as currently carried out.

(vii)       Schedule 6(t) contains (A) a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company and any Subsidiary and (B) a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company and any Subsidiary and any predecessors of the Company and any Subsidiary as to which the Company and any Subsidiary may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Neither the Company nor any Subsidiary has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company and any Subsidiary.

(viii)       The Company has listed in Schedule 6(t) and provided or otherwise made available to the Purchaser (A) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company and any Subsidiary related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (B) any and all material documents concerning planned or anticipated Capital Expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(u)       Employee Benefit Matters. Schedule 6(u) contains a true and complete list of each Benefit Plan. With respect to each Benefit Plan, the Company has made available to the Purchaser accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; and (iii) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service.

Each Benefit Plan, other than any Multiemployer Plan, has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code), except where such failure to comply could not reasonably be expected to have a Material Adverse Effect. Each Qualified Benefit Plan is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company and any Subsidiary to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. There is no pending or, to the Company and any Subsidiary’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits).

None of the Company nor any of their respective ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

With respect to each Benefit Plan, except as otherwise disclosed on Schedule 6(u), (i) no such plan is a Multiemployer Plan, and all contributions required to be paid by the Company and any Subsidiary or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and no such plan has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

Except as otherwise disclosed on Schedule 6(u), other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and none of the Company nor any of their respective ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual.

Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company and any Subsidiary to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company and any Subsidiary to merge, amend or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

(v)       Employment Matters. Except as otherwise disclosed on Schedule 6(v), (i) all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of the Company and any Subsidiary for services performed on or prior to the date this representation is made have been paid in full (or accrued in full on the balance sheet contained in the Financial Statements) and there are no outstanding agreements, understandings or commitments of the Company and any Subsidiary with respect to any employment, compensation, commissions or bonuses; (ii) neither the Company nor any Subsidiary is, and neither the Company nor any Subsidiary has ever been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a Union, and there is not, and has never been, any Union representing or purporting to represent any employee of the Company and any Subsidiary, and, to The Company and each Subsidiary’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining; (iii) there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company and any Subsidiary or any of its employees; Neither the Company nor any Subsidiary has any duty to bargain with any Union; (iv) The Company and each Subsidiary is and has been in compliance in all material respects with the terms of the collective bargaining agreements and other Contracts listed on Schedule XI, all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance; (v) all individuals characterized and treated by the Company and any Subsidiary as independent contractors or consultants are properly treated as independent contractors under all applicable Laws; (vi) all employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified; and (vii) there are no Actions against the Company and any Subsidiary pending, or to the Knowledge of the Company and any Subsidiary, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company and any Subsidiary, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(w)       Books and Records. The minute books and stock record books of the The Company and each Subsidiary, all of which have been made available to the Purchaser, are complete and correct and have been maintained in accordance with sound business practices. The minute books of The Company and each Subsidiary contain, in all material respects, accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the applicable company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.

(x)       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Company and any Subsidiary.

(y)       Foreign Corrupt Practices Act. None of the Company nor, to the Knowledge of the Company and any Subsidiary, any other person associated with or acting on behalf of the Company and any Subsidiary, including, without limitation, any director, officer, agent, employee or Affiliate of the Company and any Subsidiary has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (iv) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder; and The Company and each Subsidiary has instituted and maintains policies and procedures designed to ensure compliance therewith.

(z)       Transactions with Affiliates. There are no Contracts or other transactions between or among any of the Company, on the one hand, and any officer, director, employee, present or former stockholder (including any spouse, parent, sibling, descendants (including adoptive relationships and stepchildren) of any such natural persons, or trust or other entity in which any such natural persons or such other individuals owns or otherwise holds any beneficial interest in) or Affiliate of any of the Company, on the other hand.

(aa)       Full Disclosure. No representation or warranty by the Company and any Subsidiary in this Agreement, any other Transaction Document or any certificate or other document furnished or to be furnished to the Purchaser pursuant to this Agreement or any other Transaction Document contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 7.       Representations and Warranties by the Purchaser. The Purchaser represents and warrants to The Company and each Subsidiary that it is acquiring the New Preferred Shares for its own account for investment. The Purchaser agrees that if it should in the future determine to transfer, sell, assign, pledge, hypothecate or otherwise dispose of the New Preferred Shares, or any interests therein, such transfer, sale or other disposition shall not be made in violation of Section 5 of the Securities Act.

Section 8.       Affirmative Covenants. Unless the Company have received the prior written consent or waiver of the Purchaser, The Company and each Subsidiary jointly and severally shall comply with and be subject to each of the following covenants:

(a)       Annual Financial Statements. Within 90 days after the end of each fiscal year of XFIT, XFIT shall deliver to the Purchaser copies of its consolidated financial statements consisting of a balance sheet of XFIT and its consolidated subsidiaries as at the end of such fiscal year and statements of income, stockholders’ equity and cash flows of XFIT and its consolidated subsidiaries for such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year (if applicable), certified by and containing an opinion, unqualified as to scope, of a firm of independent certified public accountants selected by XFIT and acceptable to the Purchaser; provided that the foregoing delivery requirement shall be satisfied if XFIT shall have filed with the SEC its Annual Report on Form 10-K for such fiscal year, which is available to the public via EDGAR or any successor system.

(b)       Quarterly Financial Statements. Within 45 days after the end of each of the first three quarters of each fiscal year of XFIT, XFIT shall deliver to the Purchaser copies of financial statements consisting of consolidated balance sheets of XFIT and its consolidated subsidiaries as at the end of such quarter and statements of income, stockholders’ equity and cash flows of XFIT and its consolidated subsidiaries for each such quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the preceding fiscal year (if applicable), all in reasonable detail and certified (subject to normal year-end audit adjustments) by a senior financial officer of XFIT as having been prepared in accordance with GAAP; provided that the foregoing delivery requirement shall be satisfied if XFIT shall have filed with the SEC its Quarterly Report on Form 10-Q for such fiscal quarter, which is available to the public via EDGAR or any successor system.

(c)       Board Minutes. The Company and each Subsidiary shall deliver to the Purchaser upon request copies of the minutes of each meeting of the board of directors or other governing body of such Company, each action taken by written consent of the members or stockholders, the board of directors or other governing body and any committees of the board of directors or other governing body of such Company, all of which shall be complete and correct and maintained in accordance with sound business practices, and no meeting, or action taken by written consent, of any such stockholders, board of directors, other governing body or committee shall be held for which minutes are not prepared.

(d)       Corporate Existence, etc. The Company and each Subsidiary shall at all times maintain (i) under the Laws of the state of California, Delaware or Nevada, as the case may be, its valid company existence and good standing, (ii) its due license and qualification to do business and good standing in each jurisdiction set forth on Schedule II and, following the date of this Agreement, each other jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary and (iii) all Permits necessary to the conduct of its businesses.

(e)       Compliance with Law. The Company and each Subsidiary shall comply with all Laws applicable to it or its business, properties or assets.

(f)       Contractual Obligations. The Company and each Subsidiary shall (i) comply with all contractual obligations, unless and to the extent such obligations are being contested in good faith by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books and financial statements of such Company for such obligations; and (ii) perform and observe all of its obligations and covenants set forth in each of the Transaction Documents.

(g)       Payment of Taxes, Fees and Claims. The Company and each Subsidiary shall (i) pay and discharge all Taxes due and owing by such Company before the same becomes delinquent and before penalties accrue thereon, unless and to the extent such Taxes are being contested in good faith by appropriate procedures and adequate accruals or reserves (as determined in accordance with GAAP) have been established on the books and financial statements of such Company for such Taxes; (ii) pay when due all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax). The Company and each Subsidiary shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Purchaser shall cooperate with respect thereto as necessary); (iii) pay and discharge all claims for labor, material and supplies which, if unpaid and delinquent, would become under applicable Law a Lien upon property of the Company and any Subsidiary, unless and to the extent such claims are being contested in good faith by appropriate procedures and adequate accruals or reserves (as determined in accordance with GAAP) have been established on the books and financial statements of the Company for such claims.

(h)       Maintenance of Assets, Insurance, and Records; Inspection. The Company and each Subsidiary shall (i) maintain and keep its properties and assets in good repair, working order and condition, ordinary wear and tear excepted; (ii) maintain with financially sound and reputable insurance companies (x) property and casualty and other insurance covering risks and hazards of such types and in such amounts as are customary for adequately-insured companies of similar size engaged in similar industries and lines of business, and (y) directors and officers liability insurance with coverage of no less than $1,000,000 per occurrence/in an amount per occurrence and on terms and conditions satisfactory to the Purchaser; and (iii) keep adequate books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements, which books, accounts and records shall fairly present the financial condition and results of operations of the Company. Such books, accounts and records shall be available for inspection by one or more representatives of the Purchaser during normal business hours and upon not less than three (3) Business Days’ prior notice.

(i)       Other Covenants. The Company and each Subsidiary shall (i) own, exclusively or jointly with other Persons, all right, title and interest in and to, or have a valid license for, and shall maintain all Intellectual Property necessary to the conduct of its business, free and clear of Encumbrances, (ii) enter into and maintain in full force and effect binding, written agreements with every current and former employee of such Company, and with every current and former independent contractor, whereby such employees and independent contractors (x) assign to the applicable company any ownership interest and right they may have in the Company Intellectual Property and (y) acknowledge the applicable company’s exclusive ownership of all Company Intellectual Property, and (iii) remain in full compliance with all legal requirements applicable to the Company Intellectual Property and the applicable company’s ownership and use thereof.

Section 9.       Negative Covenants. The Company and each Subsidiary jointly and severally covenants that so long as any of the Preferred Shares are outstanding:

(a)       Merger, Consolidation, etc. Neither the Company nor any Subsidiary will consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of such Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia) with a net worth equal to or in excess of such Company immediately following the consummation of such transaction, and such Person shall have (x) executed and delivered to each holder of any Preferred Shares its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Preferred Shares and (y) caused to be delivered to each holder of any Preferred Shares an opinion of nationally recognized independent counsel, or other independent counsel satisfactory to the Purchaser, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of all or substantially all of the assets of the Company and any Subsidiary shall have the effect of releasing the Company and any Subsidiary or any successor thereof that shall theretofore have become such in the manner prescribed in this Section 10(a) from its liability under this Agreement or the other Transaction Documents.

(d)       Restricted Payments. Neither the Company nor any Subsidiary will, directly or indirectly, declare, pay, or make any Restricted Payments.

Section 10.       Further Assurances. Following the date hereof, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 11.       Indemnification.

(a)       Survival. The representations and warranties contained herein and in the other Transaction Documents shall survive the execution and delivery of this Agreement, the Closing Date and the termination of this Agreement. All covenants and agreements of the parties contained herein shall survive the execution and delivery of this Agreement, the Closing Date and the termination of this Agreement indefinitely or for the period explicitly specified therein.

(b)       Indemnification by Company. The Company and each Subsidiary shall jointly and severally indemnify and defend the Purchaser and its Affiliates and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(i)       any inaccuracy in or breach of any of the representations or warranties of the Company and any Subsidiary contained in this Agreement or any other Transaction Document or in any certificate or instrument delivered by or on behalf of the Company and any Subsidiary pursuant to this Agreement or any other Transaction Document;

(ii)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company and any Subsidiary pursuant to this Agreement or any other Transaction Document; or

(iii)       otherwise relating to or arising out of this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby.

(c)       Effect of Investigation. Neither the representations, warranties and covenants of the Company, nor the right to indemnification of any Purchaser Indemnitee making a claim under this Section 11 with respect thereto, shall be affected or deemed waived by reason of any investigation made by or on behalf of a Purchaser Indemnitee (including by any of its Representatives) or by reason of the fact that a Purchaser Indemnitee or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of a Purchaser Indemnitee’s waiver of any condition set forth in Section 7.

Section 12.       Waiver, Change or Modification; Counterparts. No course of dealing between the Company and any Subsidiary and the Purchaser (or any Person acting on its behalf) or delay on the part of the Purchaser in exercising any rights hereunder or under the Preferred Shares shall operate as a waiver of any rights of the Purchaser, except to the extent expressly waived in writing by the Purchaser. This Agreement may not be changed orally, but only by an agreement in writing signed by, or on behalf of, each of the Company and the Purchaser. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same instrument

Section 13.       Replacement of Preferred Shares. Upon receipt of evidence reasonably satisfactory to XFIT, on behalf of the Company, of the loss, theft, destruction, defacing or mutilation of any Note, then in each such case the Company will execute and deliver a new Preferred Share certificate of like tenor and unpaid principal amount, in lieu of such lost, stolen, destroyed, defaced or mutilated certificate.

Section 14.       Miscellaneous.

(a)       Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns (including, without limitation, any subsequent holder of Preferred Shares) whether so expressed or not, provided that neither the Company nor any Subsidiary may assign its rights or obligations hereunder or any interest herein without the prior written consent of the Purchaser. Any assignment by the Company and any Subsidiary without such consent required above shall be null and void.

(b)       Public Announcements. Neither the Company nor any Subsidiary shall issue any press release or make any other public announcement or disclosure with respect to this Agreement and the transactions contemplated herein without the prior written consent of the Purchaser, except for any press release, public announcement or other public disclosure that is required by applicable law or governmental regulations or by order of a court of competent jurisdiction. Prior to making any such required disclosure, the applicable company shall have given written notice to the Purchaser describing in reasonable detail the proposed content of such disclosure and shall permit the Purchaser to review and comment upon the form and substance of such disclosure.

(c)       Expenses. Whether or not the transaction hereby contemplated shall be consummated, the Company shall jointly and severally pay all of the fees, expenses and disbursements incurred by the Company and any Subsidiary in connection with the negotiation, execution and delivery of the Transaction Documents.

(d)       Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision that is not essential to the effectuation of the basic purposes of the Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement that are valid. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

(e)       Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

(f)       Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(g)       Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Schedules, the statements in the body of this Agreement will control.

(h)       Notices. All notices, requests, consents and other communications and transmissions hereunder, or under or in respect of any Note, shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), upon receipt or three (3) days after being mailed by registered first-class mail, postage prepaid and return receipt requested in each case to the applicable address set forth below:

(i)       if to the Purchaser, at PIMCO Funds: Private Account Portfolio Series: PIMCO High Yield Portfolio, c/o Pacific Investment Management Company LLC, 650 Newport Center Drive, Newport Beach, California 92660, Attn: General Counsel with a copy to Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022-4834, Attn: Loren N. Finegold;

(ii)       if to XFIT, at Attn: J. Gregory Barrow, 25731 Commercentre Drive, Lake Forest CA 92630, with a copy to Joseph Galda, Esq., 1055 Westlakes Drive, Suite 300, Berwyn, Pennsylvania 19312;

(iii)       or, in each case, at such other address in the United States of America as shall have been furnished in writing pursuant to this Section 16.

(i)       No Third-party Beneficiaries. Except as provided in Section 12 herein, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(j)       Governing Law. THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY HERETO OR THERETO OR THE NEGOTIATION, EXECUTION OR PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(k)       Waiver of Jury Trial. EACH OF THE COMPANY AND THE PURCHASER HEREBY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, THE PREFERRED SHARES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGE FOLLOWS]

If the foregoing correctly sets forth our understanding, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the undersigned, whereupon this letter shall become a binding contract between the Purchaser and the Company.

Very truly yours,

XFIT BRANDS, INC.

By:	/s/ J. Gregory Barrow
Name:	J. Gregory Barrow
Title:	CEO

The foregoing Preferred Stock Purchase Agreement
is hereby accepted as of the date first
set forth above.

PIMCO FUNDS: PRIVATE ACCOUNT PORTFOLIO SERIES:
PIMCO HIGH YIELD PORTFOLIO
By: Pacific Investment Management Company LLC,
as its Investment Advisor, acting through Investors
Fiduciary Trust Company, in the Nominee Name of IFTCO

By:	/s/ T. Christian Stracke
Name:	T. Christian Stracke
Title:	Managing Director